EXHIBIT 3.2

RESTATED BY-LAWS
AS LAST AMENDED JANUARY 18, 2018
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TIFFANY & CO., a Delaware Corporation
(herein called the “Corporation”)
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ARTICLE I

Stockholders

SECTION 1.01. Annual Meeting. The Board of Directors by resolution shall designate the time, place and date of the annual meeting of the stockholders for the election of directors and the transaction of such other business as may come before it.

SECTION 1.02. Notice of Meetings of Stockholders. Whenever stockholders are required or permitted to take any action at a meeting, written notice of the meeting shall be given (unless that notice shall be waived) which shall state the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. The written notice of any meeting shall be given, personally or by mail, not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

SECTION 1.03. Quorum. At all meetings of the stockholders, the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or by proxy, shall constitute a quorum for the transaction of any business.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders.

If a quorum is not present at a meeting, the chair of the meeting or the holders of a majority of the voting power of the outstanding shares of capital stock entitled to be voted at the meeting that are present, in person or by proxy, may adjourn the meeting to another place, date or time, without notice other than as specified in Section 1.02 hereof. At any adjourned meeting at which the

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requisite amount of voting stock shall be represented, the Corporation may transact any business which might have been transacted at the original meeting had a quorum been there present.

SECTION 1.04. Method of Voting.
A. The vote upon any question before the meeting need not be by ballot. Except as expressly provided otherwise by the General Corporation Law of the State of Delaware, the Certificate of Incorporation or this Section 1.04, at a meeting at which a quorum is present, each matter other than the election of directors shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter.

B. At each meeting of the stockholders for the election of directors at which a quorum is present, each director shall be elected by the vote of the majority of the votes cast; provided, that if as of the record date for such meeting the number of nominees exceeds the number of directors to be elected, the directors, not exceeding the authorized number of directors as fixed by the Board of Directors in accordance with the Certificate of Incorporation, shall be elected by a plurality of the votes cast. For purposes of this Section 1.04, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director. If, for any cause, the Board of Directors shall not have been elected at an annual meeting, they may be elected thereafter at a special meeting of the stockholders called for that purpose in the manner provided in these By-laws.

SECTION 1.05. Voting Rights of Stockholders and Proxies. Each stockholder of record entitled to vote in accordance with the laws of the State of Delaware, the Certificate of Incorporation or these By-laws, shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of stock entitled to vote standing in his name on the books of the Corporation, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period.

SECTION 1.06. Ownership of its Own Stock. Shares of its own capital stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes. Nothing in this section shall be construed as limiting the right of any corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

SECTION 1.07. Conduct of Meetings. Each meeting of the stockholders shall be presided over by the Chairman of the Board of Directors or such other person as the Board of Directors may designate as chairman of such meeting. The Secretary of the Corporation, or in his absence, an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the chairman of the meeting shall appoint a secretary of the meeting. In the conduct of a meeting of the stockholders, all of the powers and authority vested in a presiding officer by law or practice shall be vested in the chairman of the meeting.

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SECTION 1.08. Notice of Business and Nominations.

A. Nominations of persons for election to the Board of Directors and the proposal of business to be transacted by the stockholders at an annual meeting of stockholders may be made (1) by or at the direction of the Board of Directors (or any duly authorized committee thereof) pursuant to a notice of meeting or by otherwise properly bringing the matter before an annual meeting of stockholders, (2) by any stockholder of record of the Corporation who was a stockholder of record at the time of the giving of the notice provided for in the following paragraph, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this Section 1.08 or (3) in respect of the nomination of persons for election to the Board of Directors, pursuant to complying with all of the terms and conditions of Section 1.10.

B. For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (2) of the foregoing paragraph A, the stockholder must comply with the applicable provisions of this paragraph B and, except with respect to the 2017 Annual Meeting of Shareholders, paragraph C. The applicable provisions of this paragraph B and, except with respect to the 2017 Annual Meeting of Shareholders, the following paragraph C apply to all nominations of persons for election to the Board of Directors and other business proposed to be brought before a meeting.

(1) The stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, as hereinafter provided. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than 90 days prior to and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment or postponement of an annual meeting or of a new record date for an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(2) Such business must be a proper matter for stockholder action under the General Corporation Law of the State of Delaware.

(3) If the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, solicits or participates in the solicitation of proxies in support of such proposal or nominees, the stockholder must have timely indicated its, or such beneficial owner’s, intention to do so as provided in provision (4)(iii)(9) or (5)(c)(iii) below, as applicable.

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(4) Except for the 2017 Annual Meeting of Shareholders, such stockholder’s notice shall set forth the following information (and, if such notice relates to the nomination of any person for election or re-election as a director of the Corporation, the questionnaire, representation and agreement required by the following paragraph C must also be delivered with and at the same time as such notice):

i.
as to each person the stockholder proposes to nominate for election or re-election as a director, (1) all information relating to such person that is required to be disclosed in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether in a solicitation of proxies for the election of directors in an election contest or otherwise, and such other information as may be required by the Corporation pursuant to any policy of the Corporation governing the selection of directors and publicly available (whether on the Corporation’s website or otherwise) as of the date of such notice; (2) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (3) a statement whether such person, if elected, intends to tender any advance resignation notice(s) requested by the Board of Directors in connection with subsequent elections, such advance resignation to be contingent upon the nominee’s failure to receive a majority of the votes cast by stockholders and acceptance of such resignation by the Board of Directors; and (4) a description of all agreements, arrangements or understandings between the stockholder or any beneficial owner on whose behalf such nomination is made, or their respective affiliates, and each nominee or any other person or persons (naming such person or persons) in connection with the making of such nomination or nominations;

ii.
as to any other business the stockholder proposes to bring before the meeting, (1) a brief description of such business; (2) the text of the proposal to be voted on by stockholders (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these By-laws, the language of the proposed amendment); (3) the reasons for conducting such business at the meeting; and (4) a description of any direct or indirect material interest of the stockholder or of any beneficial owner on whose behalf the proposal is made, or their respective affiliates, in such business, and all agreements, arrangements and understandings between such stockholder or any such beneficial owner or their respective affiliates and any other person or persons (naming such person or persons) in connection with the proposal of such business;

iii.
as to the stockholder giving the notice and each beneficial owner, if any, on whose behalf the business is proposed or nomination is made (each, a “Party”), (1) the name and address of such Party (in the case of each stockholder, as they appear on the Corporation’s books and records); (2) the

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class or series and number of shares of stock or other securities of the Corporation that are owned, directly or indirectly, beneficially or held of record by such Party or any of its affiliates (naming such affiliates); (3) a description of any agreement, arrangement or understanding (including any swap or other derivative or short position, profit interest, option, warrant, convertible security, stock appreciation or similar right with exercise or conversion privileges, hedging transactions, and securities lending or borrowing arrangement) to which such Party or any of its affiliates or associates and/or any others acting in concert with any of the foregoing is, directly or indirectly, a party as of the date of such notice (x) with respect to shares of stock or other securities of the Corporation or (y) the effect or intent of which is to transfer to or from any such person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, mitigate loss to, manage the potential risk or benefit of security price changes (increases or decreases) for, or increase or decrease the voting power of any such person with respect to securities of the Corporation or which has a value derived in whole or in part, directly or indirectly, from the value (or change in value) of any securities of the Corporation, in each case whether or not subject to settlement in the underlying security of the Corporation (each such agreement, arrangement or understanding, a “Disclosable Arrangement”), specifying in each case (I) the effect of such Disclosable Arrangement on voting or economic rights in securities in the Corporation, as of the date of the notice and (II) any changes in such voting or economic rights which may arise pursuant to the terms of such Disclosable Arrangement; (4) a description of any proxy, agreement, arrangement, understanding or relationship between or among such Parties, any of their respective affiliates or associates, and/or any others acting in concert with any of the foregoing with respect to the nomination or proposal and/or the voting, directly or indirectly, of any shares or any other security of the Corporation; (5) any rights to dividends on the shares of the Corporation owned, directly or indirectly, beneficially by such Party that are separated or separable from the underlying shares of the Corporation; (6) any proportionate interest in shares of the Corporation or Disclosable Arrangements held, directly or indirectly, by a general or limited partnership or limited liability company in which such Party is a general partner or managing member or, directly or indirectly, beneficially owns an interest in a general partner or managing member; (7) any performance-related fees that such Party is directly or indirectly entitled to based on any increase or decrease in the value of shares of the Corporation or Disclosable Arrangements, if any, as of the date of such notice, including any such interests held by members of such Party’s immediate family sharing the same household; (8) a representation that the stockholder is a holder of record of stock of the Corporation at the time of the giving of the notice, is entitled to vote at such meeting and will appear in person or by proxy at the meeting to propose such business or nomination; and (9) a representation as

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to whether such Party intends, or is part of a group which intends, (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding shares of capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination; (10) any other information relating to such Party required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Regulation 14(a) of the Exchange Act; (11) a certification regarding whether such Party has complied with all federal, state and other legal requirements in connection with such Party’s acquisition of shares of capital stock or other securities of the Corporation; and (12) a completed questionnaire referenced in the following paragraph C with respect to the background and qualifications of such stockholder giving the notice and each beneficial owner, if any, on whose behalf the business is proposed or nomination is made; and

iv.
an undertaking by each Party to notify the Corporation in writing of any change in the information previously disclosed pursuant to provisions (i), (ii) and (iii) of this paragraph B as of the record date for determining stockholders entitled to receive notice of such meeting and as of the date that is 15 days prior to the meeting or any adjournment or postponement thereof, by written notice received by the Secretary at the principal executive offices of the Corporation not later than 5 days following such record date and not later than 10 days prior to the date for the meeting or any adjournment or postponement thereof, and thereafter by written notice so given and received within two business days of any change in such information (and, in any event, by the close of business on the day preceding the meeting date).

The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such nominee under the Exchange Act, and the rules or regulations of any stock exchange applicable to the Corporation. In addition, a stockholder seeking to nominate a director candidate or bring another item of business before the annual meeting shall promptly provide any other information reasonably requested by the Corporation.

(5) With respect to the 2017 Annual Meeting of Shareholders, such stockholder’s notice shall set forth the following information: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such person’s written consent to serving as a director if

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elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (ii) the class and number of shares of the Corporation that are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to solicit or participate in the solicitation of proxies in favor of such proposal or nominee or nominees.

C. Except with respect to the 2017 Annual Meeting of Shareholders, to be eligible to be a nominee for election or re-election by the stockholders as a director of the Corporation or to serve as a director of the Corporation, a potential nominee must deliver (not later than the deadline prescribed for delivery of notice under paragraph B or D, as applicable, of this Section 1.08) to the Secretary a written questionnaire with respect to the background and qualifications of such potential nominee and, if applicable, the background of any other person on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that, among other matters, such potential nominee or other person: (i) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person as to how such potential nominee, if elected as a director, will act or vote on any issue or question that has not been disclosed in such questionnaire; (ii) is not and will not become a party to any agreement, arrangement or understanding with any person other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed in such questionnaire; and (iii) in such potential nominee’s individual capacity and on behalf of any person on whose behalf the nomination is being made, would be in compliance, if elected or re-elected as a director, and will comply with, applicable law and all corporate governance, conflict of interest, confidentiality and other policies and guidelines of the Corporation applicable to directors generally and publicly available (whether on the Corporation’s website or otherwise) as of the date of such representation and agreement.

D. Notwithstanding anything in paragraph B.(1) of this Section 1.08 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased above the number in effect at the preceding year’s annual meeting of stockholders and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this By-law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

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E. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to a notice of meeting issued by or at the direction of a majority vote of the Board of Directors. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to such a notice of meeting (1) by or at the direction of the Board of Directors or (2) by any stockholder of record of the Corporation who is a stockholder of record at the time of giving of notice provided for in this paragraph E, who shall be entitled to vote at the meeting and who complies with the requirements in paragraphs B.(3), B.(4) or B.(5), as applicable, and, except with respect to the 2017 Annual Shareholder Meeting, paragraph C of this Section 1.08 as if such requirements referred to such a special meeting; provided that to be considered timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting and not earlier than the 120th day prior to such special meeting.

F. Only persons nominated in accordance with the procedures, and who meet the other qualifications, set forth in this Section 1.08 and Section 1.10 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.08. The chairman of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these By-laws and, if any proposed nomination or business is not in compliance with these By-laws, to declare that such defective proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

G. For purposes of this Section 1.08 and Section 1.10, “public announcement “ shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

H. Notwithstanding the foregoing provisions of this Section 1.08, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 1.08. Nothing in this Section 1.08 shall be deemed to excuse any stockholder from the obligation to comply with the requirements of Rule 14a-8 under the Exchange Act with respect to proposals offered for inclusion in the Corporation’s proxy statement.

SECTION 1.09. Requirement to Appear. Notwithstanding anything to the contrary contained in Section 1.08, if a stockholder that has provided timely notice of a nomination or item of business in accordance with Section 1.08 (or a qualified representative of such stockholder) does not appear at the annual or special meeting of stockholders to present such nomination or item of business, such nomination shall be disregarded and such proposed business shall not be transacted,

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notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 1.09, to be considered a qualified representative of a stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or reliable reproduction of the writing or electronic transmission, at the meeting of the stockholders.

SECTION 1.10. Proxy Access.
A. Inclusion of Nominee in Proxy Statement. Whenever the Board of Directors solicits proxies with respect to the election of directors at an annual meeting of stockholders (following the 2018 Annual Meeting of Shareholders), subject to the provisions of this Section 1.10, the Corporation shall include in its proxy materials for such annual meeting, in addition to any persons nominated for election by the Board of Directors (or any duly authorized committee thereof), the name, together with the Required Information (as defined below), of any person nominated for election (a “Stockholder Nominee”) to the Board of Directors by a stockholder, or by a group of no more than 20 stockholders, that (i) has satisfied (individually or, in the case of a group, collectively) all applicable conditions and has complied with all applicable procedures set forth in this Section 1.10 (an “Eligible Stockholder,” which shall include an eligible stockholder group), and (ii) expressly elects at the time of providing the notice required by this Section 1.10 (the “Nomination Notice”) to have its nominee included in the Corporation’s proxy materials for such annual meeting pursuant to this Section 1.10.

B.Required Information. For purposes of this Section 1.10, the “Required Information” that the Corporation will include in its proxy materials is (i) the information concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement by the rules and regulations of the Securities and Exchange Commission promulgated under the Exchange Act; and (ii) if the Eligible Stockholder so elects, a Supporting Statement (as defined below).
C. Delivery of Nomination Notice. To be timely, an Eligible Stockholder’s Nomination Notice must be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than 120 days prior to and not more than 150 days prior to the first anniversary of the release date of the Corporation’s proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to, or delayed by more than 60 days after, such anniversary date, the Nomination Notice to be timely must be so delivered not later than the close of business on the later of the 120th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment or postponement of an annual meeting or of a new record date for an annual meeting commence a new time period (or extend any time period) for the giving of a Nomination Notice as described above.

D. Maximum Number of Stockholder Nominees.

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(1)
The maximum aggregate number of Stockholder Nominees nominated by Eligible Stockholders that will be included in the Corporation’s proxy materials with respect to an annual meeting of stockholders shall not exceed the greater of (i) two or (ii) 20% of the number of directors in office as of the last day on which a Nomination Notice may be delivered pursuant to this Section 1.10, or if such amount is not a whole number, the closest whole number below 20%; provided, however, that this number shall be reduced by (1) any Stockholder Nominee whose name was submitted by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 1.10 but was subsequently withdrawn or was subsequently nominated by the Board of Directors for election and (2) the number of incumbent directors who were Stockholder Nominees at any of the preceding two annual meetings (including any individual covered under clause (1) above) and who have been nominated for election at the upcoming annual meeting by the Board of Directors. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline set forth in paragraph C of this Section 1.10 but before the date of the annual meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the maximum number shall be calculated based on the number of directors in office as so reduced.

(2)
Any Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy statement pursuant to this Section 1.10 shall rank such Stockholder Nominees based on the order in which the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy statement. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 1.10 exceeds the maximum number of nominees provided for pursuant to paragraph D(1) of this Section 1.10, the highest ranking Stockholder Nominee who meets the requirements of this Section 1.10 of each Eligible Stockholder will be selected for inclusion in the Corporation’s proxy statement until the maximum number is reached, going in order by the number (largest to smallest) of shares of stock of the Corporation each Eligible Stockholder disclosed as Owned (as defined below) in its respective Nomination Notice submitted to the Corporation pursuant to this Section 1.10. If the maximum number is not reached after the highest ranking Stockholder Nominee who meets the requirements of this Section 1.10 of each Eligible Stockholder has been selected, this process will continue with the next highest ranked nominee as many times as necessary, following the same order each time, until the maximum number is reached.

E.Ownership. For purposes of this Section 1.10, an Eligible Stockholder shall be deemed to “Own” only those outstanding shares of stock of the Corporation as to which the stockholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such

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shares; provided, that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (1) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale, (2) borrowed by such stockholder or any of its affiliates for any purpose, or purchased by such stockholder or any of its affiliates subject to an agreement to resell, or (3) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such stockholder’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such stockholder or affiliate. A stockholder shall “Own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A stockholder’s Ownership of shares shall be deemed to continue during any period in which (i) the stockholder has loaned such shares, provided that the stockholder has the power to recall such loaned shares on no more than five business days’ notice and includes with the Nomination Notice an agreement that it (1) will promptly recall such loaned shares upon being notified by the Corporation that any of its Stockholder Nominees will be included in the Corporation’s proxy statement and (2) will continue to hold such recalled shares through the date of the annual meeting or (ii) the stockholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the stockholder. The terms “Owned,” “Owning” and other variations of the word “Own” shall have correlative meanings. Whether outstanding shares of stock of the Corporation are “Owned” for purposes of this Section 1.10 shall be determined by the Board of Directors (or any duly authorized committee thereof). For purposes of this Section 1.10, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the rules and regulations of the Securities and Exchange Commission promulgated under the Exchange Act.

F.Eligible Stockholder.

(1)    In order to make a nomination pursuant to this Section 1.10, an Eligible Stockholder must have Owned (as defined above) continuously for at least three years prior to and including the date of the Nomination Notice at least the number of shares of stock of the Corporation that shall constitute 3% or more of the voting power of the outstanding stock of the Corporation as of the most recent date for which such amount is given in any filing by the Corporation with the Securities and Exchange Commission prior to the submission of the Nomination Notice (the “Required Shares”) and continued to hold the Required Shares as of (i) the date on which the Nomination Notice is delivered to the Secretary in accordance with this Section 1.10, (ii) the record date for determining stockholders entitled to vote at the annual meeting and (iii) the date of the annual meeting. For this purpose, two or more funds or trusts that are (1) under common management and investment

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control, (2) under common management and funded primarily by the same employer or (3) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended (each, a “Qualifying Fund”), shall be treated as one stockholder or beneficial owner.
(2)    No person may be a member of more than one group of persons constituting an Eligible Stockholder under this Section 1.10. If a group of stockholders aggregates Ownership of shares in order to meet the requirements under this Section 1.10, (i) all shares held by each stockholder constituting their contribution to the foregoing 3% threshold must have been held by that stockholder continuously for at least three years and through the date of the annual meeting, and evidence of such continuous Ownership shall be provided as specified in paragraph G of this Section 1.10, (ii) each provision in this Section 1.10 that requires the Eligible Stockholder to provide any written statements, representations, undertakings, agreements or other instruments or to meet any other conditions shall be deemed to require each stockholder (including each individual fund) that is a member of such group to provide such statements, representations, undertakings, agreements or other instruments and to meet such other conditions (except that the members of such group may aggregate their stockholdings in order to meet the 3% Ownership requirement of the “Required Shares” definition) and (iii) a breach of any obligation, agreement or representation under this Section 1.10 by any member of such group shall be deemed a breach by the Eligible Stockholder.
G.Information to be Provided by Eligible Stockholder. At the time of delivery of the Nomination Notice, an Eligible Stockholder making a nomination pursuant to this Section 1.10 must provide the following information in writing to the Secretary of the Corporation at the principal executive offices of the Corporation:

(1)
one or more written statements from the Eligible Stockholder (and from each other record holder of the shares and intermediary through which the shares are or have been held during the requisite three-year holding period) specifying, as of a date within seven days prior to the date of the Nomination Notice, the number of shares of stock of the Corporation that the Eligible Stockholder Owns, and has continuously Owned for three years preceding such date, and the Eligible Stockholder’s agreement to provide, within five business days after the later of the record date for the annual meeting and the date on which the record date is first publicly disclosed by the Corporation, written statements from the Eligible Stockholder, record holder and intermediaries verifying the Eligible Stockholder’s continuous Ownership of the Required Shares through the record date; provided that statements meeting the requirements of Schedule 14N will be deemed to fulfill this requirement;

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EXHIBIT 3.2

(2)
the written consent of each Stockholder Nominee to being named in the proxy statement as a nominee and to serving as a director if elected, together with the information and representations that would be required to be set forth in a stockholder’s notice of a nomination of any person for election or re-election as a director of the Corporation pursuant to Section 1.08;

(3)
a copy of the Schedule 14N that has been or is concurrently being filed by such Eligible Stockholder with the Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act, as such rule may be amended;

(4)
the details of any relationship that existed within the past three years and that would have been required to have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of Schedule 14N;

(5)
a representation and undertaking (i) that the Eligible Stockholder (1) did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation; (2) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Stockholder Nominee(s) being nominated by it pursuant to this Section 1.10, (3) has not engaged and will not engage in a, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors, (4) has not distributed and will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Corporation and (5) will Own the Required Shares through the date of the annual meeting of stockholders; and (ii) that the facts, statements and other information in all communications with the Corporation and its stockholders are and will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(6)
in the case of a nomination by a group of stockholders that together is an Eligible Stockholder, the designation by all group members of one group member that is authorized to receive communications, notices and inquiries from the Corporation and to act on behalf of all such members with respect to the nomination and all matters related thereto, including any withdrawal of the nomination;

(7)
an undertaking that the Eligible Stockholder agrees to (i) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out

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EXHIBIT 3.2

of the information that the Eligible Stockholder provided to the Corporation, (ii) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination, solicitation or other activity by the Eligible Stockholder in connection with its efforts to elect the Stockholder Nominee(s) pursuant to this Section 1.10 and (iii) comply with all other laws, rules and regulations applicable to any actions taken pursuant to this Section 1.10, including the nomination and any solicitation in connection with the annual meeting of stockholders; and

(8)
in the case of a Qualifying Fund whose share Ownership is counted for purposes of qualifying as an Eligible Stockholder, documentation from the Qualifying Fund reasonably satisfactory to the Board of Directors that demonstrates that it meets the requirements of a Qualifying Fund set forth in paragraph F of this Section.

In addition, an Eligible Stockholder seeking to nominate a Stockholder Nominee shall promptly provide any other information reasonably requested by the Corporation.
H.Supporting Statement. The Eligible Stockholder may provide to the Secretary of the Corporation, at the time the information required by this Section 1.10 is provided, a written statement, in respect of each Stockholder Nominee nominated by such Eligible Stockholder pursuant to this Section 1.10, for inclusion in the Corporation’s proxy statement for the annual meeting of stockholders, not to exceed 500 words, in support of the applicable Stockholder Nominee(s)’ candidacy (the “Supporting Statement”). Notwithstanding anything to the contrary contained in this Section 1.10, the Corporation may omit from its proxy statement any information or Supporting Statement (or portion thereof) that it, in good faith, believes would violate any applicable law, rule, regulation or listing standard. Nothing in this Section 1.10 shall limit the Corporation’s ability to solicit against and include in its proxy statement its own statements relating to any Eligible Stockholder or Stockholder Nominee.

I.Representations and Agreement of the Stockholder Nominee. At the time of delivery of the Nomination Notice, a Stockholder Nominee must deliver to the Secretary of the Corporation a written representation and agreement that the Stockholder Nominee (i) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Stockholder Nominee, if elected as a director of the Corporation, will act or vote on any issue or question, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Stockholder Nominee or director that has not been disclosed on the questionnaire required to be submitted by such Stockholder Nominee pursuant to paragraph C of Section 1.08 and (iii) in such Stockholder Nominee’s individual capacity and on behalf of the Eligible Stockholder on whose behalf the

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EXHIBIT 3.2

nomination is being made, would be in compliance, if elected or re-elected as a director, and will comply with all the Corporation’s corporate governance, code of conduct, conflict of interest, confidentiality and share ownership and trading policies and guidelines, and any other Corporation policies and guidelines applicable to directors, as well as any applicable law, rule or regulation or listing requirement. At the request of the Corporation, the Stockholder Nominee must promptly, but in any event within five business days of such request, submit the completed and signed questionnaire required to be submitted by the Corporation’s directors and officers pursuant to paragraph C of Section 1.08. The Corporation may require any Stockholder Nominee to furnish such other information as it may reasonably require to determine the eligibility of such Stockholder Nominee to serve as a director of the Corporation and to determine the independence of such Stockholder Nominee under the Exchange Act and the rules or regulations of any stock exchange applicable to the Corporation (the “Applicable Independence Standards”).

J.True, Correct and Complete Information. In the event that any information or communications provided by any Eligible Stockholder or Stockholder Nominee to the Corporation or its stockholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), such Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any such defect or limit the Corporation’s right to omit a Stockholder Nominee from its proxy statement pursuant to clause (viii) of paragraph L of this Section 1.10. In addition, any person providing any information to the Corporation pursuant to this Section 1.10 shall further update and supplement such information, if necessary, so that all such information shall be true and correct as of the record date for the annual meeting and as of the date that is 15 days prior to the annual meeting or any adjournment or postponement thereof, by written notice received by the Secretary at the principal executive offices of the Corporation not later than five days following the record date and not later than 10 days prior to the date of the annual meeting or any adjournment or postponement thereof, and thereafter by written notice so given and received within two business days of any change in such information (and, in any event, by the close of business on the day preceding the annual meeting date).

K.Limitation on Stockholder Nominees. Any Stockholder Nominee who is included in the Corporation’s proxy statement for a particular annual meeting of stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at such annual meeting, or (ii) does not receive at least 15% of the votes cast “for” the Stockholder Nominee’s election, will be ineligible to be a Stockholder Nominee pursuant to this Section 1.10 for the next two annual meetings.

L.Exceptions. Notwithstanding anything to the contrary set forth herein, the Corporation shall not be required to include, pursuant to this Section 1.10, any Stockholder Nominee in its proxy statement for any meeting of stockholders (i) if the Eligible Stockholder who has nominated such Stockholder Nominee has engaged in or is currently engaged in a, or has

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EXHIBIT 3.2

been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors, (ii) if the Corporation receives notice pursuant to Section 1.08 that any stockholder intends to nominate any nominee for election to the Board of Directors at such meeting, (iii) who is not independent under the Applicable Independence Standards, as determined by the Board of Directors or any committee thereof, (iv) whose nomination or election as a member of the Board of Directors would cause the Corporation to be in violation of these By-Laws, the Certificate of Incorporation, the Corporation’s Corporate Governance Principles, the rules or regulations of any stock exchange applicable to the Corporation, or any applicable law, rule or regulation, (v) who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (vi) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past 10 years, (vii) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, (viii) if such Stockholder Nominee or the applicable Eligible Stockholder shall have provided information to the Corporation in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which it was made, not misleading, as determined by the Board of Directors, (ix) if such Stockholder Nominee or the applicable Eligible Stockholder otherwise contravenes any of the agreements or representations made by such Stockholder Nominee or Eligible Stockholder or fails to comply with its obligations pursuant to this Section 1.10, or (x) if the applicable Eligible Stockholder is not, or ceases to be, an Eligible Stockholder for any reason, including, but not limited to, not satisfying the eligibility requirements of this Section 1.10, including because it does not Own the Required Shares at the time of delivery of the Nomination Notice or through the date of the applicable annual meeting of stockholders.

M.Disqualifications. Notwithstanding anything to the contrary set forth herein, if (i) a Stockholder Nominee is included in the Corporation’s proxy statement for the annual meeting but subsequently is determined not to satisfy the eligibility requirements of this Section 1.10 or any other provision of the Corporation’s Bylaws, Certificate of Incorporation, Corporate Governance Principles or any other applicable law, rule or regulation at any time before the annual meeting, (ii) a Stockholder Nominee and/or the applicable Eligible Stockholder shall have breached any of its obligations, agreements or representations, or fails to comply with its or their obligations pursuant to this Section 1.10, (iii) a Stockholder Nominee dies, becomes disabled or otherwise becomes ineligible for inclusion in the Corporation’s proxy statement pursuant to this Section 1.10 or unavailable for election at the annual meeting or (iv) the applicable Eligible Stockholder is not, or ceases to be, an Eligible Stockholder for any reason, including, but not limited to, not satisfying the eligibility requirements of this Section 1.10, including because it does not Own the Required Shares at the time of delivery of the Nomination Notice or through the date of the applicable annual meeting of stockholders, in each case as determined by the Board of Directors, any duly authorized committee thereof or the Chairman of the Board of Directors or such other person as the Board of Directors has designated as the chairman of the annual meeting, then (1) the Corporation may omit or, to the extent feasible,

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EXHIBIT 3.2

remove the information concerning such Stockholder Nominee and the related Supporting Statement from its proxy statement and/or otherwise communicate to its stockholders that such Stockholder Nominee will not be eligible for election at the annual meeting, (2) the Corporation shall not be required to include in its proxy statement any successor or replacement nominee proposed by the applicable Eligible Stockholder or any other Eligible Stockholder and (3) the Board of Directors or the person presiding at the annual meeting shall declare such nomination to be invalid and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation. In addition, if the Eligible Stockholder does not appear in person or by proxy at the annual meeting to present any nomination pursuant to this Section 1.10, such nomination shall be declared invalid and disregarded as provided in clause (3) above.

N. Filing Obligation. The Eligible Stockholder (including any person who Owns shares of stock of the Corporation that constitute part of the Eligible Stockholder’s Ownership for purposes of satisfying paragraph E of this Section 1.10) shall file with the Securities and Exchange Commission any solicitation materials with the Corporation’s stockholders relating to the meeting at which the Stockholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A under the Exchange Act or whether any exemption from filing is available for such solicitation materials under Regulation 14A under the Exchange Act.

ARTICLE II

Directors

SECTION 2.01. Management of Business. The business of the Corporation shall be managed by its Board of Directors.

The Board of Directors, in addition to the powers and authority expressly conferred upon it herein, by statute, by the Certificate of Incorporation of the Corporation or otherwise, is hereby empowered to exercise all such powers as may be exercised by the Corporation, except as expressly provided otherwise by the statutes of the State of Delaware, by the Certificate of Incorporation of the Corporation or by these By-laws.

Without prejudice to the generality of the foregoing, the Board of Directors, by resolution or resolutions, may create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, rights or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes or any other securities of the Corporation, such rights or options to be evidenced by or in such instrument or instruments as shall be approved by the Board of Directors. The terms upon which, including the time or times, which may be limited or unlimited in duration, at or within which, and the price or prices at which, any such rights or options may be issued and any such shares or other securities may be purchased from the Corporation upon the exercise of any such right or option shall be such

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EXHIBIT 3.2

as shall be fixed and stated in the resolution or resolutions adopted by the Board of Directors providing for the creation and issue of such rights or options, and, in every case, set forth or incorporated by reference in the instrument or instruments evidencing such rights or options. In the absence of actual fraud in the transaction, the judgment of the directors as to the consideration for the issuance of such rights or options and the sufficiency thereof shall be conclusive. In case the shares of stock of the Corporation to be issued upon the exercise of such rights or options shall be shares having a par value, the price or prices so to be received therefor shall not be less than the par value thereof. In case the shares of stock to be issued shall be shares of stock without par value, the consideration therefor shall be determined in the manner provided in Section 153 of the General Corporation Law of the State of Delaware.

SECTION 2.02. Qualifications and Number of Directors. Directors need not be stockholders. The number of directors which shall constitute the whole Board of Directors shall be such number as is from time to time determined by resolution of the Board of Directors; provided, that such number of directors shall be no less than eight (8) and no more than fifteen (15). In order to qualify for election or appointment, directors shall be younger than 74 years when elected or appointed, provided that the Board of Directors may, by specific resolution, waive the provisions of this sentence with respect to an individual director whose continued service is deemed uniquely important to the Corporation.

SECTION 2.03. Election and Term. The directors shall be elected at the annual meeting of the stockholders, and each director shall be elected to hold office until his successor shall be elected and qualified, or until his earlier resignation or removal.

SECTION 2.04. Resignations. Any director of the Corporation may resign at any time by giving written notice to the Corporation. Such resignation shall take effect at the time specified therein, if any, or if no time is specified therein, then upon receipt of such notice by the Corporation; and, unless otherwise provided therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 2.05. Vacancies and Newly Created Directorships. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until their successors shall be elected and qualified, or until their earlier resignation or removal. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as herein provided in the filling of other vacancies.

SECTION 2.06. Quorum of Directors. At all meetings of the Board of Directors, a majority of the entire Board of Directors, but not less than two directors, shall constitute a quorum for the transaction of business. The act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors except as provided in Section 2.05 hereof.

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EXHIBIT 3.2

A majority of the directors present, whether or not a quorum is present, may adjourn any meeting of the directors to another time and place. Notice of any adjournment need not be given if such time and place are announced at the meeting.

SECTION 2.07. Regular Meetings. Regular meetings of the Board of Directors may be held at such time and place, within or without the State of Delaware, as shall from time to time be fixed by the Board of Directors and no notice thereof shall be necessary.

Unless otherwise provided in the Certificate of Incorporation of the Corporation, members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.07, Section 2.08 and Section 2.11 shall constitute presence in person at such meeting.

SECTION 2.08. Special Meetings. Special meetings of the Board of Directors may be called at any time by the Chairman of the Board of Directors, the Chief Executive Officer, any Vice President, the Treasurer or the Secretary or by resolution of the Board of Directors. Special meetings shall be held at such place, within or without the State of Delaware, as shall be fixed by the person or persons calling the meeting and stated in the notice or waiver of notice of the meeting.

Special meetings of the Board of Directors shall be held upon notice to the directors or waiver thereof. Unless waived, notice of each special meeting of the directors, stating the time and place of the meeting, shall be given to each director by delivered letter, by transmitted facsimile, by electronic mail, by telegram or by personal communication either over the telephone or otherwise, in each such case not later than 24 hours prior to the meeting, or by mailed letter deposited in the United States mail with postage thereon prepaid not later than the seventh day prior to the meeting.

SECTION 2.09. Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in a writing or writings (including an electronic transmission) and the writing or writings (including an electronic transmission) are filed with the minutes of proceedings of the Board of Directors or committee.

SECTION 2.10. Compensation. Directors shall receive such fixed sums and expenses of attendance for attendance at each meeting of the Board of Directors or of any committee and/or such salary as may be determined from time to time by the Board of Directors; provided that nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

SECTION 2.11. Committees. Whereas by resolution adopted by a majority of the whole Board of Directors, the Corporation has elected to be governed by paragraph (2) of Section 141(c) of the General Corporation Law of the State of Delaware, the Board of Directors may, by resolution or

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resolutions, designate one or more committees (and may discontinue any of same at any time) each to consist of one or more of the directors of the Corporation. The members of each committee shall be appointed by the Board of Directors and shall hold office during the pleasure of the Board of Directors. Subject to any limitations on the delegation of power and authority to such committee in the Certificate of Incorporation of the Corporation or under applicable law, a committee may be delegated and may exercise such powers of the Board of Directors in the management of the business and affairs of the Corporation (and may authorize the seal of the Corporation to be affixed to all papers which may require it) as may be delegated to such committee by such a resolution of the Board of Directors. Subject to a resolution of the Board of Directors to the contrary, in the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting of the committee and not disqualified from voting, whether or not such present member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at such meeting of the committee in the place of such absent or disqualified member. Regular meetings of any such committee may be held at such time and place, within or without the State of Delaware, as shall from time to time be fixed by such committee and no notice thereof shall be necessary. Special meetings of any such committee may be called at any time by the chairman of such committee, the Chairman of the Board of Directors or the Chief Executive Officer; provided, that if no chairman of the committee has yet been appointed, any member of any such committee may also call a special meeting. Special meetings shall be held at such place, within or without the State of Delaware, as shall be fixed by the person calling the meeting and stated in the notice or waiver of the meeting. A majority of the members of any such committee shall constitute a quorum for the transaction of business and the act of a majority present at which there is a quorum shall be the act of such committee; provided, that for any committee composed of one member, such member shall constitute a quorum. Notice of each special meeting of a committee shall be given (or waived) in the same manner as notice of a directors’ meeting. Each committee shall keep written minutes of its meetings and either report such minutes to the Board of Directors at the next regular meeting of the Board of Directors or provide the Board of Directors with a copy of such minutes at the next regular meeting of the Board of Directors.

ARTICLE III

Officers

SECTION 3.01. Number. The Board of Directors may, in its discretion, elect from among its members a Chairman of the Board of Directors (who shall also be a director). The officers of the Corporation shall be chosen by the Board of Directors. The officers shall be a Chief Executive Officer, a President, a Secretary and a Treasurer, and such number of Vice Presidents (including Vice Presidents designated by the Board of Directors as Senior Vice Presidents and Executive Vice Presidents), Assistant Secretaries and Assistant Treasurers, and such other officers, if any, as the Board of Directors may from time to time determine. The Board of Directors may choose such other agents as it shall deem necessary. Any number of offices may be held by the same person.

SECTION 3.02. Terms of Office. Each officer shall hold his office until his successor is chosen

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EXHIBIT 3.2

and qualified or until his earlier resignation or removal. Any officer may resign at any time by written notice to the Corporation.

SECTION 3.03. Removal. Any officer may be removed from office at any time by the Board of Directors, with or without cause.

SECTION 3.04. Authority. The powers and duties of the officers of the Corporation shall be determined by resolution of the Board of Directors, or by one of the committees of the Board of Directors. The Secretary, or some other officer designated by resolution of the Board of Directors or by one of the committees of the Board of Directors, shall record all of the proceedings of the meetings of the stockholders and directors in a book to be kept for that purpose.

SECTION 3.05. Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board of Directors, the Chief Executive Officer, or any Vice President and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

ARTICLE IV

Capital Stock

SECTION 4.01. Stock Certificates. Shares of stock in the Corporation may be represented by uncertificated shares, but every holder of stock in the Corporation shall be entitled to have a certificate signed by, or in the name of the Corporation by, any Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, certifying the number of shares owned by him in the Corporation. Where such certificate is signed (1) by a transfer agent other than the Corporation or its employee, or (2) by a registrar other than the Corporation or its employee, the signatures of the officers of the Corporation may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer at the date of issue.

SECTION 4.02. Transfers. Stock of the Corporation shall be transferable in the manner prescribed by the laws of the State of Delaware and, without limiting the generality of the foregoing, through such procedures for the transfer of uncertificated shares as are authorized by the Board of Directors.

SECTION 4.03. Registered Holders. Prior to due presentment for registration of transfer of any

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security of the Corporation in registered form, the Corporation shall treat the registered owner as the person exclusively entitled to vote, to receive notifications and to otherwise exercise all the rights and powers of an owner, and shall not be bound to recognize any equitable or other claim to, or interest in, any security, whether or not the Corporation shall have notice thereof, except as otherwise provided by the laws of the State of Delaware.

SECTION 4.04. New Certificates. The Corporation shall issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, if the owner: (1) so requests before the Corporation as notice that the shares of stock represented by that certificate have been acquired by a bona fide purchaser; (2) files with the Corporation a bond sufficient (in the judgment of the directors) to indemnify the Corporation against any claim that may be made against it on account of the alleged loss or theft of that certificate or the issuance of a new certificate; and (3) satisfies any other requirements imposed by the directors that are reasonable under the circumstances. A new certificate may be issued without requiring any bond when, in the judgment of the directors, it is proper so to do.

ARTICLE V

Miscellaneous

SECTION 5.01. Offices. The registered office of the Corporation in the State of Delaware shall be at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Corporation may also have offices at other places within and/or without the State of Delaware.

SECTION 5.02. Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its incorporation and the words “Corporate Seal Delaware.”

SECTION 5.03. Checks. All checks or demands for money shall be signed by such person or persons as the Board of Directors may from time to time determine.

SECTION 5.04. Fiscal Year. The fiscal year shall begin the first day of February in each year and shall end on the thirty-first day of January of the following year.

SECTION 5.05. Waivers of Notice: Dispensing with Notice. Whenever any notice whatever is required to be given under the provisions of the General Corporation Law of the State of Delaware, of the Certificate of Incorporation of the Corporation, or of these By-laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, or a waiver thereof by electronic transmission sent by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice.

Attendance of a person at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting,

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at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Whenever any notice whatever is required to be given under the provisions of the General Corporation Law of the State of Delaware, of the Certificate of Incorporation of the Corporation, or of these By-laws, to any person with whom communication is made unlawful by any law of the United States of America, or by any rule, regulation, proclamation or executive order issued under any such law, then the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person; and any action or meeting which shall be taken or held without notice to any such person or without giving or without applying for a license or permit to give any such notice to any such person with whom communication is made unlawful as aforesaid, shall have the same force and effect as if such notice had been given as provided under the provisions of the General Corporation Law of the State of Delaware, or under the provisions of the Certificate of Incorporation of the Corporation or of these By-laws. In the event that the action taken by the Corporation is such as to require the filing of a certificate under any of the other sections of this title, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

SECTION 5.06. Loans to and Guarantees of Obligations of Employees and Officers. The Corporation may lend money to or guaranty any obligation of, or otherwise assist any officer or other employee of the Corporation or of a subsidiary, including any officer or employee who is a director of the corporation or a subsidiary, whenever, in the judgment of the Board of Directors, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the Board of Directors shall approve, including without limitation, a pledge of shares of stock of the Corporation. Nothing in this Section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any other statute.

SECTION 5.07. Amendment of By-laws. These By-laws may be altered, amended or repealed at any meeting of the Board of Directors.

SECTION 5.08. Section Headings and Statutory References. The headings of the Articles and Sections of these By-laws, and the references in brackets to relevant sections of the General Corporation Law of the State of Delaware, have been inserted for convenience of reference only and shall not be deemed to be a part of these By-laws.

ARTICLE VI

SECTION 6.01. Indemnification of Directors and Officers. The Corporation shall, to the fullest extent permitted by Delaware law, subject to the limitations set forth herein, indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened,

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EXHIBIT 3.2

pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (including without limitation an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation appointed by resolution of the Board of Directors, or is or was a director or officer of the Corporation appointed by resolutions of the Board of Directors serving at the request of the Corporation as a director, officer, employee, agent or other similar function of another corporation, partnership, joint venture, limited liability company, trust or other enterprise at any time during which these By-Laws are in effect (whether or not such person continues to serve in such capacity at the time any indemnification hereto is sought or at the time any proceeding relating thereto exists or is brought) (each such person an “eligible person”), against all expenses (including attorneys’ fees), judgments, liability, loss, fines and amounts paid in settlement actually and reasonably incurred by such eligible person in connection with such action, suit or proceeding if such eligible person acted in good faith and in a manner such eligible person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful; provided, however, that in the event of any action, suit or proceeding initiated by and in the name of (or by and in the name of a nominee or agent for) a person who would otherwise be entitled to indemnification under this Section 6.01, such person shall be entitled to indemnification hereunder (and considered an eligible person) only in the event such action, suit or proceeding was initiated on the authorization of the Board of Directors. The termination of any claim, action, suit, proceeding or investigation by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that their conduct was unlawful.

SECTION 6.02. Advancement of Expenses. Each eligible person under Section 6.01 shall, to the fullest extent permitted by Delaware law, subject to the limitations set forth herein, have the right to be paid by the Corporation the expenses (including attorneys’ and other professionals’ fees and disbursements and court costs) actually and reasonably incurred in defending any claim, action, suit, proceeding or investigation described in Section 6.01 in advance of its final disposition (an “advancement of expenses”) upon (a) the receipt of an undertaking (an “undertaking”) by or on behalf of such eligible person to cooperate with the Corporation and its insurers in connection with the proceeding and any related matter and to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such person is not entitled to be indemnified by the Corporation for such expenses pursuant to this Section 6.02 (it being understood that no collateral securing or other assurance of performance of such undertaking shall be required of such eligible person by the Corporation) and (b) in the case of an advancement of expenses for any eligible person other than a present or former director of the Corporation, such other terms and conditions as the Corporation, in its sole discretion, deems appropriate. Notwithstanding anything in this Section 6.02 to the contrary, in the event of any action, suit or proceeding initiated by and in the name of (or by and in the name of a nominee or agent for) a person who would otherwise by entitled to advancement of expenses under this Section 6.02, such person shall only be entitled to any

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EXHIBIT 3.2

advancement of expenses in the event such action, suit or proceeding was initiated on the authorization of the Board of Directors.

SECTION 6.03. Non-Exclusivity; Survival of Indemnification. The right of indemnity and advancement of expenses provided in this Article shall not be exclusive and the Corporation may provide indemnification and advancement of expenses to any person, by agreement or otherwise, on such terms and conditions as the Board of Directors may approve. Any agreement for indemnification and/or advancement of expenses of any director, officer, employee, agent or other person may provide rights to indemnification or advancement of expenses which are broader or otherwise different from those set forth herein.

No repeal or modification of this Article or of relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall affect or diminish in any way the rights of any person to indemnification or advancement of expenses under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such repeal or modification.

SECTION 6.04. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation appointed by resolution of the Board of Directors, or is or was a director or officer of the Corporation appointed by resolutions of the Board of Directors serving at the request of the Corporation as a director, officer, employee, agent or other similar function of another corporation, partnership, joint venture, limited liability company, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article.

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